SECURITIES AND EXCHANGE COMMISSION

                          Washington, DC  20549


                                FORM 8-K



  CURRENT REPORT



                            Pursuant to Se       ction 13 or 15(d) of the
  Securities Exc           hange Act of 1934




                            August 25, 199                   4




                            Mallinckrodt G               roup Inc.
  (Exact name of registrant as specified in its charter)




  New York            1-483
               36-1263901
  (State or other jurisdiction          (Commission             (IRS
  Employer
          of incorporation)                    File Number)
        Identification No.)


  7733 Forsyth Boulevard, St. Louis, MO           63105-1820
  (Address of principal executive offices)              (Zip
  Code)

  Registrant's telephone number,                       (314)
  854-5200
           including area code
  MALLINCKRODT GROUP ANNOUNCES PLANS TO REPURCHASE STOCK
  Item 5
  ST. LOUIS, August 25, 1994 -- Mallinckrodt Group Inc. (NYSE:MKG) today announced it will purchase up to two million shares of the company's common stock over an unspecified period of time as market conditions warrant. The shares will be bought on the open market.
     C. Ray Holman, president and chief executive officer, said "Our Board of Directors and management have tremendous confidence in the future of this company. A share repurchase program reinforces that confidence and confirms our belief that our stock is a good investment opportunity."
     The current share repurchase plan falls under an October 1988 authorization for the purchase of up to 42 million shares of the company's common stock. Since that time, about 29 million shares have been purchased by the company, leaving approximately 13 million shares in the 1988 purchase authorization.
     Commenting on the fiscal year ended June 30, Holman said, "We were pleased with the 24 percent increase in earnings over the previous year to $287 million, prior to the previously announced restructuring charge, and net sales of $1.94 billion, which was an 8 percent increase over 1993."
     "We also were encouraged by a number of positive events that occurred during fiscal 1994. The company made two important acquisitions -- DAR, a leading Italian manufacturer of anesthesiology and respiratory products, and Catalyst Resources, Inc., purchased from Phillips Petroleum. Catalyst Resources is expected to double Mallinckrodt Chemical's catalyst business, and DAR gives Mallinckrodt Medical an expanded international presence and a platform for further growth in an area where many of our products already are market leaders," Holman said.
     "The U.S. Food and Drug Administration's mid-June approval of OctreoScan, a radiopharmaceutical for diagnosing certain cancer tumors, and early August authorization of Albunex, the first contrast media for use with ultrasound, were also good news in terms of outlook for the future. Both products have the potential to generate significant revenues," he added. "In addition, our recently signed agreement with Boehringer Ingelheim Animal Health, Inc., under which Mallinckrodt Veterinary will begin private-label marketing and distribution of certain Boehringer Ingelheim cattle respiratory vaccines in the United States immediately, marks the second notable step in our strategy to develop global leadership in biologicals, the fastest growing segment of the animal health industry. During fiscal 1994, we broke ground for a new world-class biological facility in Raleigh, North Carolina."
     "With these, and other major events anticipated in fiscal 1995, we are confident about our commitment to the aggressive growth and profit targets we have set." Holman said the company is committed to achieving compounded annual sales growth of 10 to 12 percent and earnings growth of at least 15 percent through 1999.
     Mallinckrodt Group Inc., a Fortune 250 company, had net sales of $1.94 billion in fiscal 1994. Headquartered in St. Louis, Missouri, the company provides human and animal health products and specialty chemicals through its three international technology-based businesses -- Mallinckrodt Chemical and Mallinckrodt Medical, both headquartered in St. Louis, Missouri and Mallinckrodt Veterinary, headquartered in Mundelein, Illinois. Mallinckrodt Group and its subsidiaries have approximately 10,000 employees worldwide.